Exhibit 23.1

The Board of Directors
QAD, Inc.:

The audits referred to in our report dated March 24, 1998, included the related financial statement schedule as of January 31, 1998, and for each of the years in the two year period ended January 31, 1998, the one month ended January 31, 1996, and the year ended December 31, 1995, included in the Annual Report on Form 10-K of QAD, Inc. for the fiscal year ended January 31, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration Statement on Form S-8 (No. 333-48381) of QAD, Inc. of our reports included herein.

                                      KPMG PEAT MARWICK LLP

Los Angeles, California
April 24, 1998